NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports 2016 Financial Results

Company reports GAAP diluted earnings per share of $3.39 for 2016;
Non-GAAP Adjusted diluted earnings per share of $3.30 within guidance range of $3.20-3.35;
Announces 5% increase to the quarterly dividend to $0.525 per share payable March 31, 2017; and Affirms full year 2017 guidance of $3.30 - $3.50 per diluted share.

SIOUX FALLS, S.D. - February 16, 2017 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the year ended December 31, 2016.  Net income for the period was $164.2 million, or $3.39 per diluted share, as compared with net income of $151.2 million, or $3.17 per diluted share, for 2015. This $13.0 million, or 8.6%, increase in net income in 2016 is primarily due to a tax benefit related to costs to repair generation property along with improved gross margin driven by an increase in South Dakota electric rates.  These benefits were offset by an insurance recovery that benefited earnings in 2015 and higher property tax and depreciation expense in 2016. Additional information regarding this release can be found in the webcast presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

"2016 held its share of ups and downs. Thanks to hard work and focus by our employees we closed out the year with our best ever overall safety performance, our highest ever JD Powers customer satisfaction scores, and earnings right in line with expectations,” said Bob Rowe, President and Chief Executive Officer.  “We are in the utility business to provide value - value to our investors who provide the capital to build and maintain our critical energy infrastructure; value to our customers and communities whose comfort, safety and security depend on us excelling in our role; and, value to our dedicated employees who make it all happen - 24 hours a day and 7 days a week.”

NorthWestern Reports 2016 Financial Results
February 17, 2017

Summary Results	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2016	2015	2016	2015
Total Revenues	$330,590	$324,989	$1,257,247	$1,214,299
Cost of Sales	107,690	107,369	400,973	372,864
Gross Margin(1)	222,900	217,620	856,274	841,435

Operating, general and administrative	82,163	75,336	302,893	297,475
Property and other taxes	36,796	32,489	148,098	133,442
Depreciation and depletion	39,785	37,463	159,336	144,702
Total Operating Expenses	158,744	145,288	610,327	575,619
Operating Income	64,156	72,332	245,947	265,816
Interest Expense	(22,991)	(24,052)	(94,970)	(92,153)
Other Income	1,372	2,154	5,548	7,583
Income Before Income Taxes	42,537	50,434	156,525	181,246
Income Tax Benefit (Expense)	3,407	(5,421)	7,647	(30,037)
Net Income	$45,944	$45,013	$164,172	$151,209
Basic: Average Shares Outstanding	48,329	48,098	48,299	47,298
Earnings per Share - Basic	$0.95	$0.94	$3.40	$3.20
Diluted: Average Shares Outstanding	48,502	48,370	48,475	47,643
Earnings per Share - Diluted	$0.95	$0.92	$3.39	$3.17

Dividends Paid per Common Share	$0.50	$0.48	$2.00	$1.92
(1) Gross Margin is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Gross Margin
Consolidated gross margin for the twelve months ended December 31, 2016 was $856.3 million compared with $841.4 million for the same period in 2015. This $14.9 million increase was a result of a $28.2 million increase to items that have an impact on net income and $13.3 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $28.2 million, including:

•	$33.5 million increase in South Dakota electric rates;

•
$7.7 million net increase due to the recognition of $14.2 million of deferred revenue as a result of a Montana Public Service Commission (MPSC) final order in our tracker filings, offset in part by the elimination of the lost revenue adjustment mechanism (LRAM) decreasing the recovery of our fixed costs by approximately $6.5 million;

•	$6.1 million inclusion in our 2015 results of an increase in supply costs due to the adjustment of the Qualifying Facility liability based on a review of contract assumptions; and

•
$0.2 million increase in our Montana jurisdiction residential and commercial natural gas volumes due to colder late summer and winter weather, and customer growth, offset by warmer winter weather in our South Dakota jurisdiction.

These increases were partly offset by:

•	$9.5 million MPSC disallowance of previously incurred replacement power and modeling / planning costs;

•	$3.6 million lower demand to transmit energy across our transmission lines due to market conditions and pricing;

•	$2.0 million decrease in electric retail volumes due primarily to colder late summer weather in our Montana jurisdiction, along with lower industrial volumes of a large Montana

NorthWestern Reports 2016 Financial Results
February 17, 2017

customer, partly offset by warmer spring and summer weather in our South Dakota jurisdiction and customer growth;

•	$1.5 million reduction in hydro generation rates due to the MPSC order in the hydro compliance filing; and

•	$1.2 million decrease in natural gas production margin due to an $0.8 million decrease in overhead fees and a $0.4 million decrease in interim rates based on actual costs; and

•	$1.5 million decrease to other miscellaneous margin items.

The change in consolidated gross margin for items that had no impact on net income (due to offsets in operating expenses or income tax expense) represented a $13.3 million decrease primarily due to the following:

•	$16.5 million decrease in revenues from the conveyance of the Kerr facility to the Confederated Salish and Kootenai Tribes (CSKT) in September 2015 (offset by reduced operating expenses);

•
$8.2 million decrease in revenues for production tax credits primarily associated with the Beethoven wind generation project, which is a reduction in our customers rates (offset by reduced income tax expense); and

•	$1.1 million decrease in natural gas production gathering fees (offset by reduced operating expenses).

These decreases were offset in part by a $12.5 million increase in revenues for property taxes included in trackers (offset by increased property tax expense).

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the twelve months ended December 31, 2016 were $302.9 million compared with $297.5 million for the same period in 2015. The $5.4 million increase was primarily due to:

•
$20.8 million insurance recovery included in our 2015 results that reduced expenses last year. The insurance recovery was primarily associated with electric generation related environmental remediation costs incurred in prior periods;

•	$2.7 million increase in employee related benefits costs due to higher compensation and pension costs;

•	$2.2 million higher plant operator costs primarily due to the Beethoven acquisition in September 2015;

•	$1.5 million due to the change in value of non-employee directors deferred compensation due to changes in our stock price (offset by changes in other income with no impact on net income); and

•	$0.9 million increase in insurance reserves primarily due to the Billings, Montana refinery outage.

These increases were partly offset by:

•	$15.2 million decrease in hydro operations costs in the current period as a result of the conveyance of Kerr to the CSKT in September 2015 (offset by reduced revenue discussed above);

•	$4.0 million lower Distribution System Infrastructure Project (DSIP) related expenses;

•	$1.1 million decrease in natural gas production gathering expense (offset by lower gathering fees discussed above);

NorthWestern Reports 2016 Financial Results
February 17, 2017

•	$1.0 million lower bad debt expense, due to improved collection of receivables from customers; and

•	$1.4 million lower other miscellaneous expense due to other cost control measures implemented in 2016.

Property and Other Taxes
Property and other taxes were $148.1 million in 2016 as compared with $133.4 million in 2015. This increase was primarily due to plant additions and higher estimated property valuations in Montana, offset in part by a $1.3 million decrease from the conveyance of Kerr to the CSKT in September 2015. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees (primarily property taxes) and adjust our rates to recover approximately 60% of the increase between rate cases.

Depreciation and Depletion Expense
Depreciation and depletion expense was $159.3 million in 2016 as compared with $144.7 million in 2015. This increase was primarily due to plant additions, including approximately $4.3 million of incremental depreciation associated with the September 2015 Beethoven wind project acquisition.

Operating Income
As a result of the items discussed above, consolidated operating income in 2016 was $245.9 million, as compared with $265.8 million in 2015.

Interest Expense
Consolidated interest expense in 2016 was $95.0 million, as compared with $92.2 million, in 2015. This increase was primarily due to $2.9 million of interest associated with the MPSC replacement power cost disallowance as discussed above, lower capitalization of allowance for funds used during construction (AFUDC), and increased debt outstanding, partly offset by the debt refinancing transactions.

Other Income
Consolidated other income in 2016 was $5.5 million as compared with $7.6 million in 2015. This decrease was primarily due to lower capitalization of AFUDC, partly offset by a $1.5 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, is offset by a corresponding increase to operating, general and administrative expenses).

Income Tax
Consolidated income tax benefit in 2016 was $7.6 million as compared with income tax expense of $30.0 million in 2015. Our effective tax rate for the twelve months ended December 31, 2016 was (4.9)% as compared with 16.6% for the same period of 2015. During the third quarter of 2016, we filed a tax accounting method change with the IRS related to costs to repair generation property. This resulted in an income tax benefit of approximately $17.0 million during the twelve months ended December 31, 2016, of which approximately $12.5 million related to 2015 and prior tax years and is reflected in the flow-through repairs deductions line below. In addition, we adopted the provisions of a new accounting standard related to share-based payments, during the fourth quarter of 2016. The excess tax benefit of share awards that vested in 2016 was treated as a discrete item. We currently expect our 2017 effective tax rate to range between 7% - 11%.

The following table summarizes the differences between our effective tax rate and the federal statutory rate (in millions):

NorthWestern Reports 2016 Financial Results
February 17, 2017

	Year Ended December 31,
	2016		2015
Income Before Income Taxes	$156.5		$181.2

Income tax calculated at 35% Federal statutory rate	54.8	35.0%	63.4	35.0%

Permanent or flow through adjustments:
State income tax, net of federal provisions	(3.7)	(2.4)%	0.3	0.1%
Flow through repairs deductions	(41.1)	(26.3)%	(24.1)	(13.3)%
Production tax credits	(10.9)	(7.0)%	(5.7)	(3.2)%
Plant and depreciation of flow through items	(4.6)	(2.9)%	(2.9)	(1.6)%
Share based compensation	(1.6)	(1.1)%	—	—%
Recognition of unrecognized tax benefit	—	—%	—	—%
Prior year permanent return to accrual adjustments	(0.1)	(0.1)%	0.2	0.1%
Other, net	(0.4)	(0.1)%	(1.2)	(0.5)%
	(62.4)	(39.9)%	(33.4)	(18.4)%

Income tax (benefit) expense	$(7.6)	(4.9)%	$30.0	16.6%

Our effective tax rate typically differs from the federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through the federal and state tax benefit of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income in 2016 was $164.2 million as compared with $151.2 million in 2015. This improvement was primarily due to a tax benefit related to costs to repair generation property along with improved gross margin driven by an increase in South Dakota electric rates.  These benefits were partially offset by an insurance recovery that benefited earnings in 2015 and higher property tax and depreciation expense in 2016.

NorthWestern Reports 2016 Financial Results
February 17, 2017

Reconciliation of Primary Changes from 2015 to 2016

	Twelve Months Ended December 31,

($millions, except EPS)	Pre-tax Income	Net Income(1)	Diluted EPS
2015 reported	$181.2	$151.2	$3.17

Gross Margin
South Dakota electric rate increase	33.5	20.6	0.42
Lost revenue adjustment mechanism	7.7	4.7	0.10
Electric QF adjustment	6.1	3.8	0.08
Natural gas retail volumes	0.2	0.1	—
MPSC disallowance	(9.5)	(5.8)	(0.12)
Electric transmission	(3.6)	(2.2)	(0.05)
Electric retail volumes	(2.0)	(1.3)	(0.02)
Hydro generation rates	(1.5)	(0.9)	(0.02)
Natural gas production rates	(1.2)	(0.8)	(0.02)
Other	(1.5)	(0.9)	(0.02)
Subtotal: Margin Items Impacting Net Income	28.2	17.3	0.35

Hydro operations - Kerr conveyance	(16.5)	(10.1)	(0.21)
Production tax credits flowed through trackers	(8.2)	(5.0)	(0.10)
Natural gas production gathering fees	(1.1)	(0.7)	(0.01)
Property taxes recovered in trackers	12.5	7.7	0.16
Subtotal: Margin Items Not Impacting Net Income (2)	(13.3)	(8.1)	(0.16)

Total Gross Margin	14.9	9.2	0.19
OG&A Expense
Insurance recovery, net	(20.8)	(12.8)	(0.26)
Employee benefit and compensation costs	(2.7)	(1.7)	(0.03)
Plant operator costs	(2.2)	(1.4)	(0.03)
Non-employee directors deferred compensation	(1.5)	(0.9)	(0.02)
Insurance reserves	(0.9)	(0.6)	(0.01)
Hydro operations - Kerr conveyance	15.2	9.3	0.19
Distribution System Infrastructure Project expenses	4.0	2.5	0.05
Natural gas production gathering expense	1.1	0.7	0.01
Bad debt expense	1.0	0.6	0.01
Other, including cost control measures implemented in 2016	1.4	0.9	0.02
Total OG&A Expense	(5.4)	(3.4)	(0.07)
Other items
Depreciation and depletion expense	(14.6)	(9.0)	(0.19)
Property and other taxes	(14.7)	(9.0)	(0.19)
Interest expense	(2.8)	(1.7)	(0.03)
Other income (includes offset to Non-employee compensation above)	(2.1)	(1.3)	(0.02)
Permanent and flow-through adjustments to income tax		28.2	0.58
Impact of higher share count	—	—	(0.05)
Total Other items	(34.2)	7.2	0.10

Total impact of above items	(24.7)	13.0	0.22

2016 reported	$156.5	$164.2	$3.39

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.
(2) These items have offsets in operating expenses or income tax expenses that result in no impact to net income.

NorthWestern Reports 2016 Financial Results
February 17, 2017

Liquidity and Capital Resources
As of December 31, 2016, our total net liquidity was approximately $104.3 million, including $5.1 million of cash and $99.2 million of revolving credit facility availability. This compares to total net liquidity one year ago at December 31, 2015 of $132.1 million.

Dividend Declared
NorthWestern's Board of Directors declared a 5% increase in the quarterly common stock dividend to $0.525 per share, payable March 31, 2017 to common shareholders of record as of March 15, 2017.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our final 2016 and 2015 Non-GAAP Adjusted earnings guidance of $3.20 - $3.35 and $3.10 - $3.25 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

Twelve Months Ended December 31, 2016
	Pre-tax Income	Net Income (1)	Diluted EPS
2016 Reported GAAP	$156.5	$164.2	$3.39

Non-GAAP Adjustments:
Unfavorable weather	15.2	9.3	0.19
Electric tracker disallowance of prior period costs	12.2	7.5	0.16
Remove prior period LRAM revenue recognized	(14.2)	(8.7)	(0.18)
Remove prior period generation repairs income tax benefit	—	(12.5)	(0.26)
2016 Adjusted Non-GAAP	$169.7	$159.8	$3.30

Twelve Months Ended December 31, 2015
	Pre-tax Income	Net Income (1)	Diluted EPS
2015 Reported GAAP	$181.2	$151.2	$3.17

Non-GAAP Adjustments:
Unfavorable weather	13.2	8.1	0.17
Remove QF liability adjustment	6.1	3.8	0.08
Remove benefit of insurance settlement	(20.8)	(12.8)	(0.27)
2015 Adjusted Non-GAAP	$179.7	$150.3	$3.15

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.

NorthWestern Reports 2016 Financial Results
February 17, 2017

2017 Earnings Guidance Affirmed
NorthWestern affirms its 2017 earnings guidance range of $3.30 - $3.50 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	A consolidated income tax rate of approximately 7%-11% of pre-tax income; and

•	Diluted average shares outstanding of approximately 48.5 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast tomorrow, February 17, 2017, at 3:30 p.m. Eastern time to review its financial results for the year ending December 31, 2016. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/19217. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on February 17, 2017, at (888) 203-1112 access code 5668902.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 709,600 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Non-GAAP Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2017 Earnings

NorthWestern Reports 2016 Financial Results
February 17, 2017

Guidance Affirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com